Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

MidCarolina Financial Corporation and Subsidiary

Burlington, North Carolina

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2011, with respect to the consolidated financial statements of MidCarolina Financial Corporation and subsidiary as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 included in Amendment No. 2 to Form S-4 Registration Statement dated April 27, 2011.

/s/ Dixon Hughes Goodman, LLP
Raleigh, North Carolina April 29, 2011